UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)—April 6, 2005

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 296-4004

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On April 8, 2005, Assured Guaranty Corp. (“AGC”), a subsidiary of Assured Guaranty Ltd. (“Assured Guaranty”) entered into separate agreements (the “Put Agreements”) with each Woodbourne Capital Trust I, Woodbourne Capital Trust II, Woodbourne Capital Trust III and Woodbourne Capital Trust IV (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50,000,000 of perpetual preferred stock of AGC (the “AGC Preferred Stock”).

Structure

Each of the Custodial Trusts is a newly organized Delaware statutory trust formed for the purpose of (i) issuing a series of flex committed capital securities (the “CCS Securities”) representing undivided beneficial interests in the assets of such Custodial Trust; (ii) investing the proceeds from the issuance of the CCS Securities or any redemption in full of AGC Preferred Stock in a portfolio of high-grade commercial paper and (in limited cases) U.S. Treasury Securities (the “Eligible Assets”), (iii) entering into the Put Agreement with AGC; and (iv) entering into related agreements.

Initially, all of the CCS Securities were issued to a special purpose pass-through trust (the “Pass-Through Trust”).  The Pass-Through Trust is a newly created statutory trust organized under the Delaware Statutory Trust Act formed for the purposes of (i) issuing $200,000,000 of Pass-Through Trust Securities to qualified institutional buyers within the meaning of Rule 144A under the Securities Act of 1933, as amended, (ii) investing the proceeds from the sale of the Pass-Through Trust Securities in, and holding, the CCS Securities issued by the Custodial Trusts and (iii) entering into related agreements.  Neither the Pass-Through Trust nor the Custodial Trusts are consolidated in Assured Guaranty’s financial statements.

Income distributions on the Pass-Through Trust Securities will be equal to an annualized rate of One-Month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008, and thereafter distributions will be determined pursuant to a remarketing process (the “Flexed Rate Period”) or pursuant to an auction process (the “Auction Rate Mode”).  Distributions on the CCS Securities and dividends on the AGC Preferred Stock will be determined pursuant to the same process.

Put Agreement

Pursuant to the Put Agreement, AGC will pay a monthly put premium to each Custodial Trust except (1) during any period when the AGC Preferred Stock that has been put to a Custodial Trust is held by that Custodial Trust or (2) upon termination of the Put Agreement.  The put premium will equal the product of (A) the applicable distribution rate on the CCS Securities for the respective distribution period less the excess of (i) the Custodial Trust’s stated return on the Eligible Assets for such distribution period (including any fees and expenses of the Pass-Through Trust) (expressed as an annual rate) over (ii) the expenses of the Custodial Trust for such distribution period (expressed as an annual rate), (B) the aggregate face amount of the CCS Securities of the Custodial Trust outstanding on the date the put premium is calculated, and (C) a fraction, the numerator of which will be the actual number of days in such distribution period and the denominator of which will be 360.  In addition, and as a condition to exercising the put option under a Put Agreement, AGC is required to enter into a Custodial Trust Expense Reimbursement Agreement with the respective Custodial Trust pursuant to which AGC agrees it will pay the fees and expenses of the Custodial Trust (which includes the fees and expenses of the Pass-Through Trust) during the period when such Custodial Trust holds AGC Preferred Stock.

Upon exercise of the put option granted to AGC pursuant to the Put Agreement, a Custodial Trust will liquidate its portfolio of Eligible Assets and purchase the AGC Preferred Stock and will hold the AGC Preferred Stock until the earlier of (i) the redemption of such AGC Preferred Stock and (ii) the liquidation or dissolution of the Custodial Trust.

Each Put Agreement has no scheduled termination date or maturity, however, it will terminate if (1) AGC fails to pay the put premium in accordance with the Put Agreement, and such failure continues for five business days, (2) during the Auction Rate Mode, AGC elects to have the AGC Preferred Stock bear a fixed rate dividend (a “Fixed Rate Distribution Event”), (3) AGC fails to pay (i) dividends on the AGC Preferred Stock, or (ii) the fees and expenses of the Custodial Trust, for the related dividend period, and such failure continues for five business days, (4) AGC fails to pay the redemption price of the AGC Preferred Stock and such failure continues for five business days, (5) the face amount of a Custodial Trust’s CCS Securities is less than $20,000,000, (6) AGC elects to terminate the Put Agreement, or (7) a decree of judicial dissolution of the Custodial Trust is entered. If, as a result of AGC’s failure to pay the put premium, the Custodial Trust is liquidated, AGC will be required to pay a termination payment which will be distributed to the holders of the Pass-Through Trust Securities. The termination payment will be at a rate equal to 1.10% per annum of the amount invested in Eligible Assets calculated from the date of the failure to pay the put premium through the end of the applicable period.

AGC Preferred Stock

AGC Preferred Stock will be issued in one or more series, with each series in an aggregate liquidation preference amount equal to the aggregate face amount of a Custodial Trust’s outstanding CCS Securities, net of fees and expenses, upon exercise of the put option. Unless redeemed by AGC, the AGC Preferred Stock will be perpetual.

For each distribution period, holders of the outstanding AGC Preferred Stock of any series, in preference to the holders of common stock and of any other class of shares ranking junior to the AGC Preferred Stock, will be entitled to receive out of any funds legally available therefore when, as and if declared by the Board of Directors of AGC or a duly authorized committee thereof, cash dividends at a rate per share equal to the dividends rate for such series of AGC Preferred Stock for the respective distribution period.  Prior to a Fixed Rate Distribution Event, the dividend rate on the AGC Preferred Stock will be equal to the distribution rate on the CCS Securities.  The Custodial Trust’s expenses (including any expenses of the Pass-Through Trust) for the period will be paid separately by AGC pursuant to the Custodial Trust Expense Reimbursement Agreement.

Upon a Fixed Rate Distribution Event, the distribution rate on the AGC Preferred Stock will equal the fixed rate equivalent of one-month LIBOR plus 2.50%. A “Fixed Rate Distribution Event” will be deemed to have occurred during the Auction Rate Mode when AGC Preferred Stock is outstanding, if: (1) AGC elects to have the AGC Preferred Stock bear dividends at a fixed rate, (2) AGC fails to pay dividends on the AGC Preferred Stock for the related distribution period and such failure continues for five business days or (3) AGC fails to pay the fees and expenses of the Custodial Trust for the related distribution period pursuant to the Custodial Trust Expense Reimbursement Agreement and such failure continues for five business days.

During the Flexed Rate Period and for any period in which AGC Preferred Stock is held by a Custodial Trust, dividends will be paid monthly, except that during the Auction Rate Mode dividends will be paid every 49 days.  Following a Fixed Rate Distribution Event, dividends will be paid every 90.

Following exercise of the put option during any Flexed Rate Period, AGC may redeem the AGC Preferred Stock held by a Custodial Trust in whole and not in part on any distribution payment date by paying a redemption price to such Custodial Trust in an amount equal to the liquidation preference amount of the AGC Preferred Stock (plus any accrued but unpaid dividends on the AGC Preferred Stock for the then current distribution period).  If AGC redeems the AGC Preferred Stock held by a Custodial Trust, the Custodial Trust will reinvest the redemption proceeds in Eligible Assets and, in accordance with the Put Agreement, AGC will pay the put premium to the Custodial Trust.  If the AGC Preferred Stock was distributed to holders of CCS Securities during any Flexed Rate Period then AGC may not redeem the AGC Preferred Stock until the end of such period.

Following exercise of the put option during the Auction Rate Mode or at the end of any Flexed Rate Period, AGC may redeem the AGC Preferred Stock held by a Custodial Trust in whole or in part (x) on the final distribution payment date of the applicable Flexed Rate Period and (y) on any distribution payment date in the Auction Rate Mode, by paying a redemption price to the Custodial Trust in an amount equal to the liquidation preference amount of the AGC Preferred Stock to be redeemed (plus any accrued but unpaid dividends on such AGC Preferred Stock for the then current distribution period).  If AGC partially redeems the AGC Preferred Stock held by a Custodial Trust, the redemption proceeds will be distributed pro rata to the holders of the CCS Securities and, if the Pass-Through Trust is the holder of CCS Securities, distributed by the Pass-Through Trust to holders of Pass-Through Securities (and a corresponding reduction in the aggregate face amount of CCS Securities and, if the Pass-Through Trust is the holder of CCS Securities, Pass-Through Trust Securities will be made); provided that AGC must redeem all of the AGC Preferred Stock if after giving effect to a partial redemption, the aggregate liquidation preference amount of the AGC Preferred Stock held by such Custodial Trust immediately following such redemption would be less than $20,000,000.  If a Fixed Rate Distribution Event occurs, AGC may not redeem the AGC Preferred Stock for a period of two years from the date of such Fixed Rate Distribution Event.

Item 8.01  Other Events

On April 6, 2005 our subsidiaries, AGC and Assured Guaranty Re International Ltd. (“AGRIL”) entered into a binding letter of intent with Financial Security Assurance Inc. (“FSA”) pursuant to which substantially all of FSA’s financial guaranty risks previously ceded to AGC (the “Ceded Business”) would be assumed by AGRIL, effective as of January 1, 2005.  As of December 31, 2004, the total par outstanding of the Ceded Business was approximately $20.6 billion.  The Ceded Business accounted for approximately $63.0 million and $27.0 million of AGC’s net earned premiums and net income, respectively, for the year ended December 31, 2004, representing 51.7% and 27.1% of AGC’s net premiums earned and net income, respectively, on a pro-forma basis for the year ended December 31, 2004.  The total assets and total liabilities, as of December 31, 2004, associated with the Ceded Business were approximately $226 million and $198 million, respectively, representing 13.6% and 30.5% of total assets and total liabilities, respectively, as of December 31, 2004.  FSA has agreed it would release AGC from all liabilities with respect to the Ceded Business.  FSA and AGRIL have agreed that AGRIL would assume all of AGC’s liabilities with respect to the Ceded Business. FSA would receive a profit commission on the Ceded Business based on its future performance.

FSA has also agreed to reassume from AGRIL approximately $800 million par value of healthcare related reinsurance business, which would include a transfer to FSA of approximately $12 million of unearned premium reserves, net of ceding commission.  These transfers would take place at statutory book value, as of January 1, 2005.

If this transaction is consummated, our consolidated exposure, as of December 31, 2004, to healthcare related risks would decline by approximately 12%. This transaction is consistent with our strategy of focusing AGC’s business on direct financial guaranty and AGRIL’s business on financial guaranty reinsurance.

The transaction is expected to be completed in the second quarter of 2005.  We do not expect the transaction to have a material impact on Assured Guaranty’s consolidated 2005 net income.  The transaction is subject to final documentation and certain closing conditions, including regulatory approvals. There can be no assurance that this transaction will be consummated upon the terms specified above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

	By::	/s/ James M. Michener
James M. Michener
General Counsel and Secretary

Date: April 11, 2005